LightPath Technologies Reports Fiscal 2017 First Quarter Financial Results

ORLANDO, FL -- (Marketwired - November 14, 2016) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company," or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2017 first quarter ended September 30, 2016.

Fiscal 2017 First Quarter Highlights and Recent Developments:

  Revenue for the first quarter of fiscal 2017 increased 19% to $5.0 million, as compared to $4.2 million for the first quarter of fiscal 2016.
  Gross margin as a percentage of revenue in the first quarter of fiscal 2017 was 57%, as compared to 54% in the first quarter of fiscal 2016.
  Transaction expenses of $484,000 were incurred in the first quarter of fiscal 2017 in connection with the Company's acquisition of ISP Optics Corporation, with additional expenses to be incurred in the second quarter of fiscal 2017 as the Company pursues completion of the transaction.
  Operating income for the first quarter of fiscal 2017 was $390,000, as compared to $665,000 for the first quarter of fiscal 2016.
  Net income for the first quarter of fiscal 2017 was $140,000, as compared to $843,000 for the first quarter of fiscal 2016.
  EBITDA* for the first quarter of fiscal 2017 was approximately $662,000, as compared to approximately $1.0 million in the first quarter of fiscal 2016.
  Adjusted EBITDA*, which excludes the non-cash income or expense related to the change in fair value of the Company's warrant liability, was $618,000, as compared with $671,000 in the first quarter of fiscal 2016.
  12-month backlog was approximately $5.8 million at September 30, 2016, as compared to approximately $6.6 million at June 30, 2016.
  Cash balance at September 30, 2016 was $3.6 million, an increase of 23% compared to June 30, 2016.

*This press release includes references to earnings before interest, taxes, depreciation, and amortization ("EBITDA"), adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that certain non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. A reconciliation of GAAP to non-GAAP results is provided in this press release in the accompanying tables. A more complete explanation of these measures is also included below under the heading "Use of Non-GAAP Financial Measures.

Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "Our strategy to organically grow certain of our product groups and our profitability enhancing initiatives announced in February 2015 have resulted in a strong financial performance and good cash flow generation in the first quarter of fiscal 2017. In addition, during the quarter we continued working towards completing the proposed acquisition of ISP Optics Corporation, which we believe will be transformative for LightPath. We believe this acquisition will significantly add to our global scale and scope and have financial benefits both in the long and short term."

"We expect ISP to materially strengthen our global presence with leading diamond turning and polishing capabilities for custom optics which we do not presently possess and accelerate growth of our infrared product group through its more comprehensive infrared technologies. The acquisition will have the effect of combining two leading companies with complementary businesses that have the potential for meaningful sales, marketing and product development synergies."

"Our employees have diligently focused on completing the ISP acquisition while not losing sight of the Company's fundamental objectives. Our revenue continues to increase above our ten-year historical range, which we believe is a testament to our demand creation model and the strengthening of our global brand for high value molded optics. Our revenue growth was very encouraging in the first quarter of fiscal 2017 since we did not have meaningful contributions from our specialty products group and non-recurring engineering projects. These product groups are substantial components of our consolidated annual revenues but are less recurring in nature, with respect to non-recurring engineering projects, or represent newer product platforms, in the case of our specialty products group, so their quarterly contributions to revenue may vary."

Mr. Gaynor continued, "From a broader perspective, we believe we have benefited from long-term growth drivers including increased demand in telecommunications, growth in industrial tools due to the Chinese stimulus in construction and the commercialization of infrared products and the successful execution of our strategy to diversify our product lines and end markets. In turn, we believe we have increased our market share taking market share from other manufacturers. We remain committed to investing in our products and processes which enable us to deliver high volumes of industry-leading quality lenses at comparatively low cost."

"Beyond our revenue growth and marketing progress, we continue to deliver improvements in profitability. Our gross margins have been trending higher and improved to 57% in the first quarter of fiscal 2017. Our improved gross margin allows us to manage our costs against a decline in the average selling prices of our products due to market pressures. We believe we are positioned well for continued growth both organically and through acquisitions."

Financial Results for Three Months Ended September 30, 2016 Compared to the Three Months Ended September 30, 2015

Revenue for the first quarter of fiscal 2017 was approximately $5.0 million, an increase of approximately $810,000, or 19%, as compared to the same period of the prior fiscal year. The increase from the first quarter of the prior fiscal year is attributable to an 80% increase in revenues generated by sales of our high volume precision molded optics ("HVPMO") lenses, a 41% increase in revenues generated by our infrared lenses, and a 16% increase in revenues generated by sales of our low volume precision molded optics ("LVPMO") lenses and, partially offset by a 32% decrease in revenues from specialty products and a 5% decrease in revenues from non-recurring engineering ("NRE") projects. The decrease in revenues generated by our specialty product group was due to the absence of approximately $335,000 of revenues generated in the first quarter of the prior year due to fiber collimator assemblies sold to a customer pursuant to a license agreement, which we did not generate this year.

Gross margin as a percentage of revenue in the first quarter of fiscal 2017 was 57%, compared to 54% in the first quarter of fiscal 2016. The improvement in gross margin is attributed to increased revenues from our HVPMO products with a higher average selling price, leverage borne out of higher sales volume against fixed manufacturing overhead expenses and better yields for infrared products. Gross profit in the first quarter of fiscal 2017 was $2.8 million, compared to $2.3 million in the prior year period, an increase of 22%. Total cost of sales was approximately $2.2 million for the first quarter of fiscal 2017, an increase of approximately $228,000, compared to the same period of the prior fiscal year. The 12% increase in cost of sales favorably compares to the 19% increase in revenue to deliver the improved gross margin.

During the first quarter of fiscal 2017, total costs and expenses were approximately $2.4 million, an increase of approximately $856,000 compared to the same period of the prior fiscal year. The increase was primarily due to: (i) a $484,000 increase in expenses related to the acquisition of ISP, (ii) a $55,000 increase in travel expenses, (iii) a $49,000 increase in stock compensation expense related to the immediate vesting of restricted stock units upon a former director's resignation from the board, (iv) a $49,000 increase in legal and auditing fee expenses, (v) a $64,000 increase in R&D wages, (vi) a $65,000 increase in materials used for engineering projects to expand and enhance our existing products and (vii) an $89,000 increase in other expenses. Excluding the costs we expect to incur in the future related to the acquisition of ISP, we expect SG&A costs to decrease slightly during the remainder of fiscal 2017, and return to more normal levels.

In the first quarter of fiscal 2017, we recognized non-cash income of approximately $44,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. In the first quarter of fiscal 2016, we recognized non-cash income of approximately $368,000 related to the change in the fair value of these warrants. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of our common stock for the period being reported and the assumptions on when the warrants will be exercised. The likelihood of exercise increases as the expiration date of the warrant approaches. The warrants have a five-year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Income tax expense was approximately $265,000 in the first quarter of fiscal 2017, an increase of $263,000 from the first quarter of fiscal 2016. Although we have net operating loss ("NOL") carry forward benefits of $86 million against net income as reported on a consolidated basis in the United States, the NOL does not apply to taxable income from foreign subsidiaries. The increase in income tax expense in fiscal 2017 was primarily attributable to income taxes associated with our Chinese operations. We utilized all NOL carryforwards in China during fiscal 2016. Accordingly, we are now accruing income taxes in China related to such operations. Our Chinese subsidiaries are governed by the Income Tax Law of the People's Republic of China, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

Net income for the first quarter of fiscal 2017 was $140,000, or $0.01 per basic and diluted common share, which includes non-cash income of approximately $44,000, or $0.01 per basic and diluted common share, for the change in the fair value of the warrant liability, compared with net income of approximately $843,000, or $0.06 per basic and $0.05 per diluted common share, which includes non-cash income of approximately $368,000, or $0.03 per basic and diluted common share, for the change in the fair value of the warrant liability for the same period in fiscal 2016. Our net income was negatively affected by the increase in our selling, general and administrative ("SG&A") costs in the first quarter of fiscal 2017, as compared to the prior year period, which increase included approximately $484,000 as a result of expenses incurred related to the proposed acquisition of ISP. Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, decreased to approximately $97,000 in the first quarter of fiscal 2017, as compared to $475,000 in the same period of fiscal 2016.

The Company had foreign currency exchange expense in the first quarter of fiscal 2017 due to changes in the value of the Chinese yuan in the amount of approximately $36,000, which had no impact on basic and diluted earnings per share. This compares to foreign currency exchange expense of $176,000, with a $0.01 impact on income per share in the same period of the prior fiscal year.

Weighted-average basic and diluted common shares outstanding increased to 15,616,855 and 17,152,771, respectively, in the first quarter of fiscal 2017 from 15,239,366 and 16,542,934, respectively, in the first quarter of fiscal 2016. The increase was primarily due to shares of common stock issued under the 2014 Employee Stock Purchase Plan and exercises of stock options and warrants.

EBITDA for the first quarter of fiscal 2017 was approximately $662,000 compared to approximately $1.0 million in the first quarter of fiscal 2016. The difference in EBITDA between periods was principally caused by higher non-cash income in the fair value of the June 2012 warrant liability. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $618,000 in the first quarter of fiscal 2017 as compared with approximately $671,000 for the same period of the prior fiscal year EBITDA was negatively affected in fiscal 2017 due primarily to the recognition of higher non-cash income as a result of the fair value of the June 2012 warrant liability, and the increase in our SG&A costs, which included approximately $484,000 as a result of expenses incurred related to the proposed acquisition of ISP.

Cash and cash equivalents totaled approximately $3.6 million as of September 30, 2016, a 23% increase from June 30, 2016. Cash flow provided by operations was approximately $922,000 for the first quarter of fiscal 2017, compared with $897,000 in the prior year. During the first quarter of fiscal 2017, we expended approximately $387,000 for capital equipment while growing our cash balance, as compared to $285,000 in the same period last year. The current ratio as of September 30, 2016 was 3.3 to 1, compared to 3.5 to 1 as of June 30, 2016. Total stockholders' equity as of September 30, 2016 was approximately $11.4 million, a 4% increase compared to approximately $10.9 million as of June 30, 2016.

As of September 30, 2016, the Company's 12-month backlog was $5.8 million, compared to $6.6 million as of June 30, 2016, a decrease of approximately 12%. This lower backlog resulted from a delay in anticipated orders for some bookings forecasted in the first quarter of fiscal 2017 and an increase in shipments of orders received and shipped within the first quarter of fiscal 2017.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

We calculate EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, we calculate adjusted EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit depreciation, amortization, the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The fair value of the warrants issued in connection with the private placement in 2012 is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of these warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of our common stock for the period being reported and is not impacted by actual operations during such period. We believe that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

We calculate adjusted net income by adjusting net income (loss) to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

We calculate gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. We believe that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Monday, November 14 at 4:30 p.m. ET to discuss its financial and operational performance for the fiscal 2017 first quarter ended September 30, 2016.

Date: Monday, November 14, 2016
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: http://services.choruscall.com/links/lpth161114

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through November 28, 2016. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10096549.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

Forward-Looking Statements

This release includes statements that constitute "forward-looking statements" within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                               (tables follow)

                        LIGHTPATH TECHNOLOGIES, INC.
                         Consolidated Balance Sheets
                                 (unaudited)

                                               September 30,     June 30,
                    Assets                          2016           2016
                                               -------------  -------------
Current assets:
  Cash and cash equivalents                    $   3,583,772  $   2,908,024
  Trade accounts receivable, net of allowance
   of $4,430 and $4,598                            3,313,420      3,545,871
  Inventories, net                                 3,984,376      3,836,809
  Other receivables                                  120,326        209,172
  Prepaid expenses and other assets                  581,377        652,308
                                               -------------  -------------
    Total current assets                          11,583,271     11,152,184

  Property and equipment, net                      4,516,820      4,370,045
  Other assets                                       106,964         66,964
                                               -------------  -------------
      Total assets                             $  16,207,055  $  15,589,193
                                               =============  =============
     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $   1,442,736  $   1,361,914
  Accrued liabilities                                489,267        328,144
  Accrued payroll and benefits                     1,470,774      1,356,255
  Capital lease obligation, current portion          166,454        166,454
                                               -------------  -------------
    Total current liabilities                      3,569,231      3,212,767

Capital lease obligation, less current portion       143,619        178,919
Deferred rent                                        515,856        548,202
Warrant liability                                    621,469        717,393
                                               -------------  -------------
    Total liabilities                              4,850,175      4,657,281
                                               -------------  -------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 100,000 shares authorized; none
   issued and outstanding                                  -              -
  Common stock: Class A, $.01 par value,
   voting; 34,500,000 shares authorized;
   15,653,258 and 15,590,945 shares issued and
   outstanding                                       156,533        155,909
  Additional paid-in capital                     214,913,912    214,661,617
  Accumulated other comprehensive income             157,661        126,108
    Accumulated deficit                         (203,871,226)  (204,011,722)
                                               -------------  -------------
    Total stockholders' equity                    11,356,880     10,931,912
                                               -------------  -------------
  Total liabilities and stockholders' equity   $  16,207,055  $  15,589,193
                                               =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statements of Comprehensive Income
                                 (unaudited)

                                                    Three months ended
                                                       September 30,
                                                    2016           2015
                                               -------------  -------------
Revenue, net                                   $   5,000,229  $   4,190,330
Cost of sales                                      2,166,481      1,938,762
                                               -------------  -------------
        Gross margin                               2,833,748      2,251,568
Operating expenses:
Selling, general and administrative                2,165,062      1,438,592
New product development                              278,018        148,346
                                               -------------  -------------
        Total costs and expenses                   2,443,080      1,586,938
                                               -------------  -------------
        Operating income                             390,668        664,630
Other income (expense):
  Interest expense                                    (6,941)       (12,871)
  Change in fair value of warrant liability           43,500        368,114
  Other income (expense), net                        (21,531)      (174,844)
                                               -------------  -------------
  Total other income (expense), net                   15,028        180,399
                                               -------------  -------------
  Net income before income taxes                     405,696        845,029
    Income taxes                                     265,200          2,056
                                               -------------
      Net income                               $     140,496  $     842,973
                                               =============  =============
Earnngs per common share (basic)               $        0.01  $        0.06
                                               =============  =============
Number of shares used in per share calculation
 (basic)                                          15,616,855     15,239,366
                                               =============  =============
Earnings per common share (diluted)            $        0.01  $        0.05
                                               =============  =============
Number of shares used in per share
 calculation(diluted)                             17,152,771     16,542,934
                                               =============  =============
Foreign currency translation adjustment               31,553         12,075
                                               -------------  -------------
      Comprehensive income                     $     172,049  $     855,048
                                               =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
                    Consolidated Statements of Cash Flows
                                 (unaudited)

                                                    Three months ended
                                                       September 30,
                                               ----------------------------
                                                    2016           2015
                                               -------------  -------------
Cash flows from operating activities
Net income                                     $     140,496  $     842,973
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                      249,465        181,202
  Stock based compensation                           119,940         73,410
  Provision for doubtful accounts receivable               -           (289)
  Change in fair value of warrant liability          (43,500)      (368,114)
  Deferred rent                                      (32,346)        35,051
  Inventory write-offs to reserve                     41,143              -
Changes in operating assets and liabilities:
  Trade accounts receivables                         232,466        154,304
  Other receivables                                   88,073         92,769
  Inventories                                       (269,111)      (164,332)
  Prepaid expenses and other assets                   29,680         29,159
  Accounts payable and accrued liabilities           365,587         21,277
                                               -------------  -------------
    Net cash provided by operating activities        921,893        897,410
Cash flows from investing activities
  Purchase of property and equipment                (387,259)      (285,236)
                                               -------------  -------------
    Net cash used in investing activities           (387,259)      (285,236)
                                               -------------  -------------
Cash flows from financing activities
  Proceeds from sale of common stock from
   employee stock purchase plan                        9,598          8,228
  Proceeds from exercise of warrants, net of
   costs                                              70,957              -
  Net payments on loan payable                             -        (48,353)
  Payments on capital lease obligations              (35,300)       (29,464)
                                               -------------  -------------
    Net cash provided by (used in) financing
     activities                                       45,255        (69,589)
Effect of exchange rate on cash and cash
 equivalents                                          95,859        163,520
                                               -------------  -------------
Change in cash and cash equivalents                  675,748        706,105
Cash and cash equivalents, beginning of period     2,908,024      1,643,920
                                               -------------  -------------
Cash and cash equivalents, end of period       $   3,583,772  $   2,350,025
                                               =============  =============

Supplemental disclosure of cash flow
 information:
  Interest paid in cash                        $       6,941  $      12,871
  Income taxes paid                            $     116,043  $       2,056

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                    Three months ended September 30, 2016
                                 (unaudited)

                               Class A                          Accumulated
                               Common             Additional       Other
                                Stock               Paid-in   Comphrehensive
                               Shares    Amount     Capital       Income
                             ---------- -------- ------------ --------------
Balances at June 30, 2016    15,590,945 $155,909 $214,661,617 $      126,108
Issuance of common stock
 for:
  Exercise of warrants           56,765      569       70,388              -
  Employee Stock Purchase
   Plan                           5,548       55        9,543              -
Reclassification of warrant
 liability upon exercise              -        -       52,424              -
Stock based compensation              -        -      119,940              -
Foreign currency translation
 adjustment                           -        -            -         31,553
Net income                            -        -            -              -
                             ---------- -------- ------------ --------------
Balances at September 30,
 2016                        15,653,258 $156,533 $214,913,912 $      157,661
                             ========== ======== ============ ==============

                                                Total
                              Accumulated   Stockholders'
                                Deficit         Equity
                             -------------  -------------
Balances at June 30, 2016    $(204,011,722) $  10,931,912
Issuance of common stock
 for:
  Exercise of warrants                   -         70,957
  Employee Stock Purchase
   Plan                                  -          9,598
Reclassification of warrant
 liability upon exercise                 -         52,424
Stock based compensation                 -        119,940
Foreign currency translation
 adjustment                              -         31,553
Net income                         140,496        140,496
                             -------------  -------------
Balances at September 30,
 2016                        $(203,871,226) $  11,356,880
                             =============  =============

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

                                                        (Unaudited)
                                                    Three months ended:
                                               September 30,  September 30,
                                                    2016           2015
                                               -------------  -------------
Net income                                     $     140,496  $     842,973
Change in fair value of warrant liability            (43,500)      (368,114)
                                               -------------  -------------
  Adjusted net income                          $      96,996  $     474,859
                                               =============  =============

                                                        (Unaudited)
                                                    Three months ended:
                                               September 30,  September 30,
                                                    2016           2015
                                               -------------  -------------
Net income                                     $     140,496  $     842,973
Depreciation and amortization                        249,465        181,202
Income taxes                                         267,440          2,056
Interest expense                                       6,941         12,870
                                               -------------  -------------
  EBITDA                                       $     664,342  $   1,039,101
Change in fair value of warrant liability            (43,500)      (368,114)
                                               -------------  -------------
  Adjusted EBITDA                              $     620,842  $     670,987
                                               =============  =============

Contacts:
Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel: 512-551-9296
jdarrow@darrowir.com
Web: www.darrowir.com